                                                                    EXHIBIT 99.2

                              WOLVERINE TUBE, INC.

                    THIRD QUARTER 2004 CONFERENCE CALL SCRIPT

READ BY JED DEASON

         Good morning! Thank you for joining us today. This is Jed Deason, Executive Vice President and Chief Financial Officer. I would like to welcome you to Wolverine's conference call on the third quarter results for 2004. With me today are Dennis Horowitz, Chairman, President and Chief Executive Officer; Chip Manning, Senior Vice President Fabricated Products and General Counsel and Keith Weil, Senior Vice President of Tubing Products.

         Before we summarize the Company's performance, I would like to remind you that much of what we will discuss today involves our use of forward-looking statements, which are estimates about where we are going including projected financial results, financial position and business development activities. These forward-looking statements are subject to various risks and uncertainties, including market conditions, customer demand for our products, technological advances and economic conditions in general that could cause actual results to differ materially from those stated or implied by such statements. We refer you to our press release issued today, which contains a more detailed description of our use of forward-looking statements, which applies to the discussion that follows. The financial details included in the press release and discussed on this call, including a reconciliation of income from continuing operations to EBITDA are available on our website at www.wlv.com in the Investors Relations section.

         I would also like to mention that this conference call is being webcast and is open to the media and individual investors.

         At this time, I'd like to turn the call over to Dennis.

READ BY DENNIS HOROWITZ

THIRD QUARTER EARNINGS SUMMARY

         Thank you, Jed. Again, good morning and welcome to our conference call. I am pleased to report that we continue to experience year over year improvement in our business; reflecting an improving economy, continued market penetration and manufacturing and pricing gains.

         Total pounds shipped for the quarter were 84.5 million pounds, as compared to 80.5 million pounds in the third quarter of 2003. Net Sales were $200 million, as compared to $144.1 million in 2003. This 39 percent growth in sales was driven by a combination of three factors:

         o First, a 61 percent rise in copper prices. At quarter end 2004 the average COMEX copper price was $1.29 per pound, versus $0.80 per pound in the prior year;

         o Second, a twelve percent improvement in selling prices, excluding copper, reflecting a richer mix of products sold, as well as, improved pricing, and;

         o        Third, a five percent increase in volume.

         The reported loss from continuing operations for the quarter was $2.5 million or 17 cents per share. This included $2.1 million of restructuring and debt repurchase charges, plus $1.9 million related to timing losses on our metal valuation and copper hedge, and plus $300 thousand related to a strengthening Canadian dollar versus the U.S. dollar. These items aside, income from continuing operations would be a positive $1.8 million or 12 cents per share. Now let me explain these items in more detail. The aforementioned $2.1 million of restructuring and non-recurring charges were primarily related to premiums paid and write-off of deferred financing fees and bond discount associated with the repurchase, in the quarter, of $14.5 million of our 10 1/2 percent notes. As you will recall, this transaction was accretive to our P & L as it reduced our interest expense by approximately $2.0 million annually and the aforementioned charges are non-recurring. Also included in restructuring charges is a write-down of our previously closed Roxboro, North Carolina manufacturing facility, which has been for sale since 1998. We adjusted the carrying value of the property to match an expected sale, which we anticipate to be completed in the fourth quarter.

         I also mentioned $2.2 million related to timing losses on our metal valuation, copper hedge and currency translation. Timing worked against us as copper prices increased 16 percent during the quarter, the bulk of which occurred in the last few days of the quarter. In fact, copper reached a 15 year high in early October, before a 17 cent per pound downward correction to the COMEX, occurring only days later in mid-October.

         Why do I say that timing worked against us? As you know, in our commercial products segment, copper is a pass through in our sales process. As we have previously discussed, to mitigate the impact of fluctuating copper prices, while the metal is in our inventory, we hedge by selling copper forward. Setting aside timing issues, a rise in copper prices would result in a loss on the hedge contract with an offsetting gain on the physical valuation of inventory. This would net to a neutral effect on earnings. Having said that, however, generally accepted accounting principals require valuing the hedge contract on the last day of the financial period and of course, inventory is valued based upon actual purchases throughout the period. The timing difference in the valuation of the hedge versus the physical inventory, especially when copper moves radically, as it did at the end of this accounting period, can cause the offsetting value of the hedge contract and physical inventory not to match up in the same financial period. That is exactly what happened in the third quarter, when we experienced an after-tax loss of $1.9 million on the metal valuation. The good news is that with the mid-October correction to the COMEX copper price and assuming the price remains at this level or below, we expect to fully recover this non-cash loss in the fourth quarter. Exacerbating quarter over quarter comparisons, toward the end of the third quarter, the Canadian dollar strengthened against the U.S. dollar. As approximately 80 percent of the products manufactured in our Montreal plant are sold into the United States, with those sales denominated in U.S. dollars; the change in currencies resulted in a negative impact of approximately $500 thousand for the quarter and has now accumulated to an approximately negative $1.7 million year-to-date.

         Looking at our business segments and products:

o Demand for our value added commercial products improved 9.2 percent quarter over quarter. This growth was evident in all of our commercial product lines. In total, technical tube demand increased. Technical tube demand in North America and Europe increased, while Asia was somewhat slow. While we are encouraged by the pickup of technical tube demand in North America, it is still not back to levels enjoyed in 2000 and we believe upside potential exists.

o Industrial tube demand was seasonally strong, as we continue to supply a very broad base of industrial tube customers in many industries, including HVAC and consumer appliances. Our fabricated products business growth is continuing to benefit from the outsourcing initiatives of our OEM customers. This growth will continue and will be bolstered by our expansion into Mexico, which I will discuss in more detail in a few minutes.

o Wholesale demand was slower in the quarter than we originally anticipated. The four hurricanes that hit Florida, which is our largest refrigeration tube market, were a primary reason for lower activity. Obviously, business was anything but normal in the third quarter in that state. While negatively impacting third quarter shipments and we certainly regret the damage caused by these storms, Florida and other impacted geographies will require substantial rebuilding and repair. This should positively impact future product demand, not only for wholesale products, but improvement should also be seen in industrial tube, as air conditioning units are replaced or repaired as well. Finally, the price volatility in the copper market during the quarter was also disruptive to demand. Distributors and wholesalers are understandably hesitant to acquire inventory during periods of erratic changes in copper pricing, for fear that sharp price reductions will impact the value of their inventory. Since minimum inventory levels must be maintained to provide service, we would expect demand to return to more normal levels as copper prices stabilize. Looking at this sector as a whole, the good news is that pricing in the wholesale segment improved 30 percent as compared to the third quarter of 2003 and fundamental drivers remain strong.

o Rod and bar volumes increased 20 percent as compared to the same quarter in the prior year. Industrial economic improvements and market share gains led to this growth. At the same time, pricing for rod and bar improved 17 percent or 12 cents per pound.

o In terms of manufacturing, overall our facilities are running well and we continue to achieve improvements in efficiencies and output. Our cost to manufacture in the third quarter, with a richer mix of products, was 85.5 cents per pound compared to the 85.7 cents per pound in the third quarter of 2003. This improvement quarter over quarter, was achieved even in the face of a stronger Canadian dollar in 2004, which in translation raises Canadian and hence overall cost to manufacture.

o In the third quarter, net cash provided by continuing operations was $9.4 million. At quarter end, we had $34.8 million of cash on our balance sheet. We were able to achieve this level of cash despite the 61 percent increase in copper price, which drove up cash consumption for both inventory and accounts receivable, net of accounts payable by $34.1 million and a $5.2 million interest payment that was made in the third quarter as opposed to the fourth quarter of last year. In the normal course of business, we will convert the inventory and accounts receivable to cash in subsequent periods.

o Stepping away from the numbers for a moment, in mid 2003 we communicated that 55 members of our maintenance department in our Shawnee, Oklahoma facility had elected to be represented by the Carpenters Union. Since that time we have bargained in good faith, but were unable to reach a mutually acceptable contract with the union. On October 7 of this year our maintenance workers at Shawnee voted to decertify the Carpenters Union. It is now clear that both the Company and employees agree that there is no need for third party representation.

         Jed will now provide some details on the numbers and afterward I will make some additional remarks regarding our Mexico expansion and the outlook of our business.

READ BY JED DEASON

         Thank you, Dennis.

POUNDS

         As Dennis mentioned, in the third quarter of 2004, total pounds of product shipped were 84.5 million pounds, an increase of 4.9 percent from last year.

         Shipments of Commercial products were 58.4 million pounds as compared to 53.5 million pounds in 2003, a 9.2 percent increase. This increase is due to volume growth in all Commercial product groups. The third quarter benefited from growth in commercial construction, continued strength in HVAC markets and continued growth in outsourcing trends by our customers for fabricated products, including brazed assemblies and sub-assemblies.

         Wholesale products shipped totaled 20.5 million pounds, compared to
22.4 million pounds last year. This decrease is due to the factors discussed earlier, reflecting the negative impact from the volatility in copper prices and the effect of the numerous hurricanes and tropical storms in the Florida market.

         Shipments of rod and bar products totaled 5.6 million pounds, a 20.0 percent increase from the third quarter of 2003. We continue to gain market share in rod and bar and this market continues to benefit from the economic recovery.

NET SALES

         Net Sales in the third quarter increased 38.8 percent to $200.0 million, or $2.37 per pound as compared to $144.1 million, or $1.79 per pound last year. The average COMEX copper price was $1.29 per pound in the third quarter of 2004 compared to $0.80 per pound in the prior year. Average unit fabrication revenues increased ten cents over the third quarter of 2003 to 93 cents per pound, reflecting a richer mix of product and price increases in several of our product segments.

         Looking at each segment:

         - Net Sales in Commercial products improved 36.6 percent to $147.0 million. Per pound net sales rose to $2.52 as compared to $1.98 in the third quarter of 2003. This improvement in net sales reflects the previously mentioned volume change, the sharp rise in copper prices, improved pricing and a richer mix of products sold.

         - Wholesale products net sales increased to $38.2 million a 34.1 percent improvement over the $28.5 million in the third quarter of 2003. On a per unit basis, net sales for wholesale products were $1.86 per pound compared to $1.27 per pound last year. This change in net sales reflects higher copper prices, lower volume and a 30.1 percent improvement in pricing in this commodity market.

         - Rod, bar and other net sales reached $14.8 million, a 55.8 percent increase from the third quarter in the prior year. On a per unit basis, net sales for rod and bar climbed 43.3 percent to $1.72 per pound, reflecting the increase in COMEX, as well as, a 17.3 percent or 12 cent per pound increase in fabrication revenue.

GROSS PROFIT

         Gross profit in the third quarter of 2004 increased 97.4 percent to $12.3 million as compared to $6.2 million in the third quarter of 2003. In addition to several other factors, volume, price and manufacturing efficiencies favorably impacted gross profit. In comparing year over year and as Dennis discussed on an after-tax basis, gross profit was impacted negatively by $3.3 million pre-tax due to the loss on our metal accounting and hedging contracts, as well as, the unfavorable impact of the strengthening Canadian dollar on manufacturing cost.

         Our unit manufacturing costs for the quarter, even with a richer mix of products manufactured, were 85.5 cents per pound. This includes a one cent per pound impact on our manufacturing cost due to the strengthening Canadian dollar versus the U.S. dollar. In the third quarter of 2003, our unit manufacturing costs were 85.7 cents per pound.

         Now, looking at each segment, gross profit for Commercial Products increased to $11.3 million, a 92.2 percent improvement. This reflects higher volumes, improved selling prices and slightly higher manufacturing cost due to richer mix and the negative currency translation impact.

         Gross profit for Wholesale Products was $198 thousand compared to $38 thousand in the third quarter of the prior year. This improvement is principally due to better pricing. However, gross profit in this product segment this year was negatively impacted by the metal accounting and hedge loss, with 61 percent or $1.7 million allocated to Wholesale Products.

         Gross profit for Rod, Bar and Other this quarter was approximately $835 thousand as compared to $330 thousand last year. Increased volumes and pricing were the major drivers of improvement.

SELLING, GENERAL & ADMINISTRATIVE

         SG&A expenses were $9.2 million in the third quarter of 2004, as compared to $8.1 million in 2003. The $1.1 million increase is due in equal parts to higher pension and post-retirement cost due to the lowering of the discount rate, and increased incentive compensation from minimal levels in 2003. These increases were partially offset by lower salary expense reflecting lower headcount and reduced depreciation for software.

NET INTEREST EXPENSE

         Net interest expense was $4.9 million in the third quarter of 2004 as compared to $5.3 million in 2003. This reduction reflects the benefit of repurchasing $18.6 million of the 10 1/2 notes in late June and early July, 2004.

INCOME TAXES

         In the quarter, we realized a tax benefit at an effective rate of approximately 50 percent. This benefit reflects earnings in lower tax jurisdictions and locations where we are enjoying income tax holidays and losses incurred in the higher tax jurisdiction. In addition, in the quarter, we completed our U.S. tax returns and we realized approximately $500 thousand in additional tax benefits as we reconciled the returns to the tax accounts.

OTHER FINANCIAL INFORMATION

         Now looking at the balance sheet at the end of the quarter:

         - Cash was $34.8 million, as compared to $50.1 million in the third quarter of 2003. Our cash position year over year has been unfavorably impacted by the 61 percent rise in copper prices. Our accounts receivable and inventory, net of accounts payable reflects this with a $34.1 million increase due to the rise in average COMEX Copper pricing. As metal prices return to more normal levels and we sell the inventory and collect the receivables, we expect to improve our cash position. Also, due to timing of interest payments on our 10 1/2 percent notes, $5.2 million was paid thus reducing cash in the third quarter of 2004, where as in 2003 this payment was made in the fourth quarter of the fiscal year. In summary, all things being equal, our cash position in 2004 would have exceeded the balance in 2003.

         - Accounts receivable trade was $102.5 million, as compared to $84.2 million in the third quarter of 2003. This increase is primarily due to higher metal prices passed to our customers as COMEX copper has increased.

         - Reflecting our effective working capital management, at quarter end, we had DSO of 45.5 days and A/R turns of 8.0 times, compared to DSO of 47.8 days and turns of 7.6 times in 2003.

         - Inventories were $126.6 million, an increase of $30.2 million from the third quarter of the prior year, because of higher copper and silver prices in 2004 as previously discussed. Pounds in inventory were 42.5 million pounds at the end of the third quarter of 2004 versus 36.7 million pounds in the third quarter of 2003. This increase in inventory pounds is due to higher levels in our wholesale warehouse to support the growing wholesale business and the growth in sourcing semi-finished materials from Europe and Asia, which requires carrying more inventory.

         - With that said, inventory turns improved to 8.1 times compared to 7.8 times in the same quarter of 2003.

         - Debt was $236.6 million, which was comprised of $235.0 million in our two Senior Note issues and $1.6 million outstanding in the Netherlands and in Portugal. Debt outstanding at year-end 2003 was $255.8 million.

         - Stockholders Equity was $204.6 million compared to $179.4 million at the end of 2003.

         In addition to these items, our:

         -        Depreciation & Amortization was $4.1 million for the quarter;

         - Excluding restructuring and other non-recurring charges, EBITDA was $6.4 million for the quarter, compared to $2.6 in the comparable quarter of last year.

         - Capital spending was $2.1 million in the quarter. Our capital spending plan for 2004 is $10.5 to $12.0 million including spending associated with the Mexico expansion.

         - Cash provided from continuing operations was $9.4 million for the quarter even while we funded working capital to meet the normal demands of our business. By far the most significant impact on cash from operations was the rise in metal prices, which substantially increased our investment in inventory and receivables.

OTHER

         Now I'd like to turn the call back over to Dennis.

READ BY DENNIS HOROWITZ

         Thank you, Jed.

         Wolverine benefited from its broad product, customer and geographic base in the third quarter of this year, and we expect the benefits to continue into the fourth quarter.

         Demand for industrial tube, on the whole, should be at acceptable levels. Our broad base of customers and industries insulate us, to some extent, from weakness in any one particular segment or geography.

         In our fabricated products business we are particularly pleased by the growing trend as more and more of our HVAC and consumer appliance customers are outsourcing the manufacturing of brazed sub-assemblies and assemblies to Wolverine. In fact, not only do we expect this trend to continue through 2005, but we have recently and successfully concluded a number of long term customer contracts that support our view of this business.

         Technical tube, on a seasonally adjusted basis, is expected to be stronger year over year. Technical tube demand in the U.S. and Europe is at anticipated levels. China is to some extent, lower than anticipated, reflecting a slowing in that economy and increased competition in lower technology products.

         The fundamentals of our wholesale and rod & bar business remain positive, and 2004 should prove to be a much stronger year for this segment than 2003. This is especially true related to pricing, which has returned to more normal levels versus the unusually low prices of last year. As stated before, one challenge we are currently experiencing commonly takes place when copper prices are particularly erratic. The issue is not so much the ability to pass on copper costs to customers, as price changes are the practice in this industry, but instead is related to customer concerns about accumulating inventory when copper prices have the potential to fall rapidly. The offsetting good news is that wholesale tube commodity distributors and wholesalers must maintain appropriate inventory levels to satisfy their customers. This has a tendency to limit the duration of such inventory corrections.

         A particularly positive development at Wolverine is the recently announced opening of our Monterrey, Mexico manufacturing facility. Currently, Wolverine has a growing and profitable business in Mexico, which is supplied by our U.S. manufacturing facilities. Our American and Mexican customers, just as was the case for our Company in Shanghai and Portugal, have expressed a willingness to increase activity with Wolverine, as we position ourselves to provide local-for-local manufacturing support. Our 130,000 sq. ft. leased facility, which is strategically located near our customers, will be producing fabricated products toward the end of the 4th quarter of this year and technical tube in the 1st quarter of 2005. Start-up expenses will have a small dilutive effect on 4th quarter earnings, but we expect that the facility will be accretive soon thereafter, to both earnings and cash flow. Capital expenditures required to up-fit the building this year were included in our Cap Ex plan of $10.5 - $12.0 million for this year, and we are still committed not to exceed this level of expenditures. It is also important to note that the opening of our Mexico facility should not result in permanent Wolverine employees losing their jobs in our U.S. manufacturing plants. While it is too early to speak about 2005 demand in detail, indications are that it will be above 2004. We plan to move idled but very productive equipment from our partially closed Booneville, MS facility into other existing Wolverine manufacturing locations to meet anticipated demand increases. Obviously, the equipment, when moved and installed, must be manned. Hence our ability to maintain permanent jobs. At the same time, we intend to flex temporary employee levels, which is less disruptive and expensive for Wolverine and allows us to address seasonal and ramp-up issues.

         In terms of earnings outlook for the 4th quarter, as you know, it is our policy not to give specifics. However, we expect that earnings from continuing operations and before metal and currency will reflect the normal seasonality of our business. Additionally, if copper remains at today's prices or lower, we expect to recapture, at a minimum, the hedge loss realized in the 3rd quarter. Finally, we still remain comfortable with our previous expectation to generate positive free cash flow for the year, assuming no significant rise in raw materials cost.

CONCLUSION

         Now Keith, Chip, Jed and I would be happy to answer any questions that you may have. Operator, please open the line for questions.

         [Q & A SESSION]

READ BY DENNIS HOROWITZ

         This concludes our conference call for today. We would like to thank you again for your participation.